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                                   MAS FUNDS

                             OFFICER'S CERTIFICATE

     The undersigned, being duly elected Assistant Secretary of MAS Funds (the "Fund"), a Pennsylvania business trust established under Pennsylvania law by a declaration of Trust dated February 15, 1984, as amended and restated November 18, 1993, does hereby certify that the following is a true and complete list of MAS Funds officers duly elected by Board of Trustees of the Fund at meetings duly held and at which a quorum was present and voting throughout, that such list remains in full force and effect and does not conflict with the by-laws of the Fund, and that each such officer, in conformance with the by-laws of the Fund, has authority to sign such documents on behalf of the Fund as required to carry out the business of the Fund:

              Thomas L. Bennett         Chairman of the Board of Trustees
              James D. Schmid           President
              Lorraine Truten           Vice President
              John H. Grady, Jr.        Secretary
              Ellen Crane               Assistant Treasurer
              Michael Leary             Assistant Treasurer
              Gregory Sackos            Assistant Secretary
              Christopher F. Brown      Assistant Secretary
              Marion Mitchell           Assistant Secretary
              Richard J. Shoch          Assistant Secretary



     February 3, 1998                   /s/  Richard J. Shoch
                                        ----------------------
                                        Richard J. Shoch
                                        Assistant Secretary